Exhibit 10.3

SUBJECT TO MAXIM GROUP COMMITMENT COMMITTEE APPROVAL

April 28, 2021

CONFIDENTIAL

VIA ELECTRONIC DELIVERY

Zhihua Yang

Chief Executive Officer

Takung Art Co., Ltd

Room 1105 Wing On Plaza, 62 Mody Road

Tsim Sha Tsui, Kowloon, Hong Kong

RE: Engagement for Private Placement of Securities

Dear Zhihua Yang:

This letter agreement (the “Agreement”) confirms our agreement that Takung Art Co., Ltd, a Delaware corporation (collectively with its owned or controlled subsidiaries, the “Company”) has engaged Maxim Group LLC (together with its affiliates, the “Placement Agent”) to act as the Company’s exclusive Placement Agent in connection with the Company’s proposed private placement offering (the “Offering”) of equity or equity-linked securities (the “Securities”) of the Company. The precise terms of the Securities and the gross proceeds of such Offering will be negotiated by the Placement Agent and the Company with one or more Investors (as defined below).

Upon acceptance (indicated by your signature below), this Agreement will confirm the engagement of the Placement Agent by the Company on the terms and conditions set forth herein.

1.	Appointment.

(a)           Subject to the terms and conditions of this Agreement, the Company hereby engages the Placement Agent, and the Placement Agent hereby agrees to act, as the Company’s exclusive Placement Agent in connection with the Offering. As Placement Agent for the Offering, the Placement Agent will advise and assist the Company in identifying one or more investors that are “accredited” within the meaning of the U.S. federal securities laws (“Investors”) to participate in the Offering. The Company acknowledges and agrees that the Placement Agent is only required to use its “commercially reasonable efforts” in connection with its activities hereunder and that this Agreement does not constitute a legal or binding commitment by the Placement Agent to purchase the Securities or introduce the Company to Investors, nor does this Agreement constitute a representation or warranty on the part of the Placement Agent that any Offering will be consummated or any Investors introduced. The Placement Agent will, in its sole discretion, determine the reasonableness of its efforts, and is under no obligation to perform at any level other than what it deems reasonable. The Company retains the right to determine all of the terms and conditions of the Offering and to accept or reject any proposals submitted to it by the Placement Agent and/or Investors in its sole and absolute discretion.

(b)           In furtherance of the Company’s agreement that the Placement Agent’s retention hereunder shall be exclusive, during the Term (as such term is hereinafter defined), neither the Company nor any of its officers, directors, employees, subsidiaries, affiliates, agents or representatives (“Representatives”) will, directly or indirectly, solicit or otherwise encourage the submission of any proposal or offer (“Investment Proposal”) from any person or entity (including, without limitation, any underwriter, placement agent, investment bank or financial advisor) relating to any issuance of Securities of the Company or any of its subsidiaries or participate in any discussions regarding an Investment Proposal. The term “Investment Proposal” shall not include (i) any investment in the equity securities of any entity other than the Company or any of its subsidiaries, and (ii) any transaction or agreement with one or more persons, firms or entities designated as a “strategic partner” of the Company (a “Strategic Investment”), as determined in good faith by the Board of Directors of the Company (the “Board”); provided, however, that each such “strategic partner” is itself, or has a subsidiary or affiliate that is, an operating company in a business synergistic with the business of the Company and provided further that the transaction is one in which the Company receives benefits in addition to the investment of funds. In no event shall not a transaction in which the Company issues securities primarily for the purpose of raising capital or to one or more persons or entities whose primary business is investing in securities be deemed a Strategic Investment. The Company will immediately cease all contacts, discussions and negotiations with third parties regarding any Investment Proposal and, during the Term, will promptly inform that Placement Agent of any unsolicited Investment Proposals received by the Company or its Representatives.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel: (212) 895-3500 * (800) 724-0761 * fax: (212) 895-3783 * www.maximgrp.com

Takung Art Co., Ltd April 28, 2021 Page 2

2.	Information.

(a)           The Company recognizes that, in completing its engagement hereunder, the Placement Agent will be using and relying on both publicly available information and on data, material and other information (including non-public information) furnished to Placement Agent by the Company or its Representatives. The Company will cooperate with the Placement Agent and furnish, and cause to be furnished, to the Placement Agent and/or Investors, any and all information and data concerning the Company, its business, financial condition and plans for the Offering that the Placement Agent deems appropriate (including, without limitation, the Company’s strategic, business, growth, acquisition and/or merger plans and plans for raising capital or additional financing) that is reasonably requested by the Placement Agent and/or Investors (the “Information”), including a Private Placement Memorandum or similar documentation to be used in connection with the Offering, if deemed appropriate by the Placement Agent (collectively, the “Private Placement Materials”). Any Information and Private Placement Materials forwarded to prospective Investors will be in a form acceptable to Placement Agent and its counsel. The Company represents and warrants that all Information and Private Placement Materials, including, but not limited to, the Company’s financial statements, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading.

(b)           It is further agreed that the Placement Agent will conduct a due diligence investigation of the Company and the Company will cooperate with such investigation as a condition of the Placement Agent’s participation in the Offering. The Company recognizes and confirms that the Placement Agent: (i) will use and rely primarily on the Information, the Private Placement Materials and information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (ii) is authorized as the Placement Agent to transmit to any prospective Investors a copy or copies of the Information and/or Private Placement Materials, forms of subscription documents and any other legal documentation supplied to the Placement Agent for transmission to any prospective Investors by or on behalf of the Company or by any of the Company’s Representatives, in connection with the performance of the Placement Agent’s services hereunder or any transaction contemplated hereby; (iii) does not assume responsibility for the accuracy or completeness of the Information or the Private Placement Materials and such other information, if any provided to the Investors; (iv) will not make an appraisal of any assets of the Company or of the Company generally; and (v) retains the right to continue to perform due diligence of the Company, its business and its officers and directors during the course of the engagement.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel: (212) 895-3500 * (800) 724-0761 * fax: (212) 895-3783 * www.maximgrp.com

Takung Art Co., Ltd April 28, 2021 Page 3

(c)           Until the date that is one (1) year from the date hereof, the Placement Agent will keep all information obtained from the Company confidential except: (i) Information which is otherwise publicly available, or previously known to or obtained by, the Placement Agent independently of the Company and without breach of any of the Placement Agent’s agreements with the Company; (ii) the Placement Agent may disclose such information to its officers, directors, employees, agents and representatives, and to its other advisors and financial sources on a need to know basis only and will ensure that all such persons will keep such information strictly confidential. No such obligation of confidentiality shall apply to information that: (i) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by the Placement Agent of this Agreement, (ii) was known or became known by the Placement Agent prior to the Company’s disclosure thereof to the Placement Agent, (iii) becomes known to the Placement Agent from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company, (iv) is disclosed by the Company to a third party without restrictions on its disclosure, (v) is independently developed by the Placement Agent or (vi) is required to be disclosed by the Placement Agent or its officers, members, directors, employees, agents, attorneys and to its other advisors and financial sources, pursuant to any order of a court of competent jurisdiction or other governmental body or self-regulatory organization or as may otherwise be required by law.

(d)           The Company recognizes and agrees that in order for the Placement Agent to perform properly its obligations in a professional manner, the Company will keep the Placement Agent informed of and, to the extent practicable, permit the Placement Agent to participate in meetings and discussions between the Company and Investors or third parties relating to the matters covered by the terms of the Placement Agent’ engagement. If at any time during the course of the Placement Agent’s engagement, the Company becomes aware of any material change in any of the information previously furnished to the Placement Agent, it will promptly advise the Placement Agent of the change.

(e)	The Offering shall be conditioned upon, among other things, the following:

(i)         Satisfactory completion by the Placement Agent of its due diligence investigation and analysis of: (a) the Company’s arrangements with its officers, directors, employees, affiliates, customers and suppliers, (b) the audited historical financial statements of the Company;

(ii)       The absence of adverse changes to the Company’s business, financial condition or prospects;

(iii)     The Company retaining a firm nationally recognized in the U.S. of independent PCAOB registered public accountants acceptable to the Placement Agent, which will have responsibility for the preparation of the financial statements and the financial exhibits, if any, to be included in the Private Placement Materials, and any registration statement filed with the Securities and Exchange Commission relating to the Offering, and will continue to engage accountants of comparable quality (as may be determined in good faith by the Board or audit committee) for a period of at least three (3) years after the initial Closing (as defined below);

(iv)   The Company retaining a transfer agent for the Company’s equity securities reasonably acceptable to the Placement Agent and continuing to retain a transfer agent of comparable quality for a period of three (3) years after the initial Closing (as defined below); and

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel: (212) 895-3500 * (800) 724-0761 * fax: (212) 895-3783 * www.maximgrp.com

Takung Art Co., Ltd April 28, 2021 Page 4

(v) Upon the execution of this Agreement, the Company at its own expense will conduct background checks by a background search firm acceptable to the Placement Agent, for the Company’s senior management, and the contents of such background checks shall be satisfactory to the Placement Agent.

3. Compensation. As compensation for services rendered and to be rendered hereunder by Placement Agent, the Company agrees to provide the Placement Agent with the following:

(a)          The Company agrees to pay the Placement Agent a cash fee payable upon Closing equal to seven and half percent (7.5%) of the gross proceeds received by the Company at each Closing (the “Placement Fee”). “Closing” is defined as the receipt of gross proceeds by the Company as a result of the Offering.

(c)           In addition to any fees payable to the Placement Agent hereunder, the Company shall promptly upon request from time to time and at each Closing reimburse the Placement Agent for all expenses (including, without limitation, fees and disbursements of the Placement Agent’s counsel and all travel and other out-of-pocket expenses) incurred by the Placement Agent in connection with its engagement hereunder up to $25,000.

(d)           If applicable, Company shall assist and cooperate with legal counsel to the Placement Agent in effecting a filing with respect to the public offering contemplated by the Registration Statement to be filed in connection with the Offering (an “Issuer Filing”) with the Financial Industry Regulatory Authority (“FINRA”) Corporate Financing Department pursuant to FINRA Rule 5110, and the Company shall pay the filing fee required by such Issuer Filing and the fees and expenses of counsel to the Placement Agent in connection with the Issuer Filing and clearing such filing with FINRA. The Company shall assist legal counsel to the Placement Agent in pursuing the Issuer Filing until FINRA issues a letter confirming that it does not object to the terms of the Offering contemplated by the Registration Statement.

4.	Term of Engagement.

(a)           This Agreement will remain in effect for three (3) months, after which either party shall have the right to terminate it on thirty (30) days’ prior written notice to the other. The date of termination of this Agreement is referred to herein from time to time as the “Termination Date.” The period of time during which this Agreement remains in effect is referred to herein from time to time as the “Term.” However, if in the course of the Placement Agent’s performance of due diligence, it deems it necessary to terminate the engagement because such due diligence reveals facts and circumstances that make it impractical to (in the Placement Agent’s sole discretion) to proceed further with the Offering, the Placement Agent may do so immediately upon written notice to the Company. If, within twelve (12) months after the Termination Date, the Company completes any public or private offering of equity, equity-linked or debt securities or other capital raising activity of the Company (other than the exercise by any person or entity of any options, warrants or other convertible securities other than the warrants issued pursuant to this Agreement) with any of the Investors who were contacted by the Placement Agent in connection with the Offering, the Company will pay to the Placement Agent upon the closing of such financing the compensation set forth in Section 3.

(b)           Notwithstanding anything herein to the contrary, subject to the twelve (12) months’ limitation described in Section 4(a) above, the obligation to pay the compensation and expenses described in Section 3, this Section 4, Sections 6 and 8-17 and all of Exhibit A attached, hereto (the terms of which are incorporated by reference hereto), will survive any termination or expiration of this Agreement. The termination of this Agreement shall not affect the Company’s obligation to pay fees to the extent provided for in Section 3 herein and shall not affect the Company’s obligation to reimburse the expenses accruing prior to such termination to the extent provided for herein. All such fees and reimbursements due shall be paid to the Placement Agent on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of the Offering or any applicable portion thereof (in the event such fees are due pursuant to the terms of Section 3 hereof).

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel: (212) 895-3500 * (800) 724-0761 * fax: (212) 895-3783 * www.maximgrp.com

Takung Art Co., Ltd April 28, 2021 Page 5

5.             Certain Placement Procedures. The Company and the Placement Agent each represents to the other that it has not taken, and the Company and the Placement Agent each agrees with the other that it will not take any action, directly or indirectly, so as to cause the Offering to fail to be entitled to rely upon the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) or any other exemption from registration under the Act. In effecting the Offering, the Company and the Placement Agent each agrees to comply in all material respects with applicable provisions of the Act and any regulations thereunder and any applicable laws, rules, regulations and requirements (including, without limitation, all U.S. state law and all national, provincial, city or other legal requirements). The Company agrees that any representations and warranties made by it to any Investor in the Offering shall be deemed also to be made to the Placement Agent for its benefit. The Company agrees that it shall cause any opinion of its counsel delivered to any Investors in the Offering also to be addressed and delivered to the Placement Agent, or to cause such counsel to deliver to the Placement Agent a letter authorizing it to rely upon such opinion.

6.            Indemnification. The Company agrees to indemnify Placement Agent in accordance with the indemnification and other provisions attached to the Agreement as Exhibit A (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of the Agreement.

7.            Other Activities. The Company acknowledges that the Placement Agent has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor or investment banker to other companies in the industry in which the Company is involved. Subject to Section 2 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of the Placement Agent or of any member, manager, officer, employee, agent or representative of the Placement Agent, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of the Placement Agent to render services of any kind to any other corporation, firm, individual or association; provided that the Placement Agent and any of its members, managers, officers, employees, agents or representatives shall not use the Information to the detriment of the Company.

8.             Right of First Refusal. Upon the successful completion of any Closing of the Offering, for a period of twelve (12) months from the final Closing, the Company grants the Placement Agent the right of first refusal to act as lead managing underwriter and book runner for any and all future public and private equity and public debt offerings during such twelve (12) months period of the Company, or any successor to or any subsidiary of the Company (a “Subsequent Offering”). The Company shall provide the Placement Agent with written notice of no less than three (3) business days following its election to engage in a Subsequent Offering, which notice shall describe the proposed terms and conditions of such Subsequent Offering. The Placement Agent shall notify the Company within fifteen (15) days of its receipt of the written offer contemplated above as to whether or not it agrees to accept such retention. If Placement Agent should decline such retention, the Company shall have no further obligation to the Placement Agent with respect to such other Subsequent Offering, except as otherwise provided for herein.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel: (212) 895-3500 * (800) 724-0761 * fax: (212) 895-3783 * www.maximgrp.com

Takung Art Co., Ltd April 28, 2021 Page 6

9.             Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement will be governed as to validity, interpretation, construction, effect and in all other respects by the internal law of the State of New York, without regard to the conflicts of laws principles thereof. The Company and the Placement Agent each (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding, and the right to assert that such forum is an inconvenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Company and the Placement Agent further agrees to accept and acknowledge service of any and all process that may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon it sent by certified mail or private carrier (Federal Express, UPS or equivalent) to its address shall be deemed in every respect effective service of process in any such suit, action or proceeding. The parties hereby expressly waive all rights to trial by jury in any suit, action or proceeding arising under this Agreement.

10.          Securities and Other Law Compliance. The Company, at its own expense, will use its best efforts to obtain any registration, qualification or approval required to sell any Securities under the laws (including U.S. state “blue sky” laws) of any applicable jurisdictions (including those of any applicable non-U.S. jurisdiction or any instrumentality thereof).

11.          Representations and Warranties. The Company and the Placement Agent each respectively represent and warrant that: (a) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (b) this Agreement has been duly authorized and executed and constitutes a legal, valid and binding agreement of such party enforceable in accordance with its terms; and (c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not conflict with or result in a breach of (i) such party’s certificate of incorporation or by-laws or (ii) any agreement to which such party is a party or by which any of its property or assets is bound.

12.          Parties; Assignment; Independent Contractor; No Professional Advice. This Agreement has been and is made solely for the benefit of the Placement Agent and the Company and each of the persons, agents, employees, officers, directors and controlling persons referred to in Exhibit A and their respective heirs, executors, personal representatives, successors and assigns, and nothing contained in this Agreement will confer any rights upon, nor will this Agreement be construed to create any rights in, any person who is not party to such Agreement, other than as set forth in this section. The rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment will be null and void. The Placement Agent has been retained under this Agreement as an independent contractor, and it is understood and agreed that this Agreement does not create a fiduciary relationship between the Placement Agent and the Company. The Placement Agent shall not be considered to be the agent of the Company for any purpose whatsoever and the Placement Agent is not granted any right or authority to assume or create any obligation or liability, express or implied, on the Company’s behalf, or to bind the Company in any manner whatsoever. The Company further acknowledges and agrees that the Placement Agent has not been engaged to provide, and will not provide, accounting, tax or legal advice. The Company agrees that any and all decisions, acts, actions, or omissions with respect to the Offering shall be the sole responsibility of the Company, and that the performance by the Placement Agent of services hereunder will in no way expose the Placement Agent to any liability for any such decisions, acts, actions or omissions of the Company.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel: (212) 895-3500 * (800) 724-0761 * fax: (212) 895-3783 * www.maximgrp.com

Takung Art Co., Ltd April 28, 2021 Page 7

13.          Corporate Services. Company represents that it will use its commercially reasonable best efforts to use the Placement Agent’s Corporate Services Department with respect to the Company’s stock option incentive program.

14.          Validity; Entire Agreement. In case any term of this Agreement will be held invalid, illegal or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement will not in any way be affected thereby. This Agreement represents the full and integrated agreement of the parties with respect to the specific matters set forth herein, and this Agreement supersedes all prior discussions, negotiations, promises and understandings with the parties with respect to such matters.

15.          Counterparts. This Agreement may be executed in counterparts, which counterparts may be executed and delivered by facsimile or email/.pdf transmission, which shall not impair the validity of such execution or delivery.

16.           Notices. All notices will be in writing and will be effective when delivered in person, sent by certified mail or by private carrier (Federal Express, UPS or equivalent), or sent via facsimile or email transmission, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company:

Takung Art Co., Ltd

Room 1105 Wing On Plaza, 62 Mody Road

Tsim Sha Tsui, Kowloon, Hong Kong

Attention: Zhihua Yang

To the Placement Agent                   Maxim Group LLC

405 Lexington Avenue

New York, NY 10174

Attention: Clifford A. Teller and James Siegel, Esq.

Telephone: (212) 895-3500

Facsimile: (212) 895-3783 and (212) 895-3860

17. Announcements. The Company agrees that the Placement Agent shall, from and after any Closing, have the right to reference the Offering and the Placement Agent’s role in connection therewith in the Placement Agent’s marketing materials and on its website and to place advertisements in financial and other newspapers and journals, in each case at its own expense.

(Signature Page Follows)

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel: (212) 895-3500 * (800) 724-0761 * fax: (212) 895-3783 * www.maximgrp.com

Takung Art Co., Ltd April 28, 2021 Page 8

We are delighted at the prospect of working with you and look forward to proceeding with the Offering. If you are in agreement with the foregoing, please execute and return two copies of this engagement letter to the undersigned together. This Agreement may be executed in counterparts, electronic mail and by facsimile transmission.

Very truly yours,

Maxim Group LLC

Name: Alex Jin
Title: Managing Director, Investment Banking

Name: Clifford A. Teller
Title: Executive Managing Director of Investment Banking

Agreed to and accepted this 28th day of April, 2021 Takung Art Co., Ltd

Zhihua Yang Chief Executive Officer

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel: (212) 895-3500 * (800) 724-0761 * fax: (212) 895-3783 * www.maximgrp.com

Takung Art Co., Ltd April 28, 2021 Page 9

Exhibit A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

In addition to and without limiting any other right or remedy available to the Placement Agent and the Indemnified Parties (as hereinafter defined), the Company agrees to indemnify and hold harmless Placement Agent and each of the other Indemnified Parties from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively,

“Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Placement Agent’s acting for the Company, including, without limitation, any act or omission by Placement Agent in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and Placement Agent to which these indemnification provisions are attached and form a part, any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any agency agreement), or the enforcement by Placement Agent of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.

The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Placement Agent by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): Placement Agent, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability, which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of Placement Agent, settle or compromise any claim,

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel: (212) 895-3500 * (800) 724-0761 * fax: (212) 895-3783 * www.maximgrp.com

Takung Art Co., Ltd April 28, 2021 Page 10

or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and it stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Placement Agent in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Placement Agent pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel: (212) 895-3500 * (800) 724-0761 * fax: (212) 895-3783 * www.maximgrp.com